Exhibit 8.1(b)

haledorr.com

60 STATE STREET • BOSTON, MA 02109

617-526-6000 • FAX 617-526-5000

October 30, 2003

Proton Energy Systems, Inc.

Distributed Energy Systems Corp.

111 Lawrence Street

Framingham, MA 01702-8156

Re:	Agreement and Plan of Contribution and Merger dated as of May 22, 2003, by and among Proton Energy Systems, Inc., Distributed Energy Systems Corp., PES-1 Merger Sub, Inc., PES-2 Merger Sub, Inc. and Northern Power Systems, Inc.

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Joint Proxy and Prospectus relating to the Agreement and Plan of Contribution and Merger dated as of May 22, 2003 (the “Contribution Agreement”), by and among Proton Energy Systems, Inc., a Delaware corporation (“Proton”), Distributed Energy Systems Corp., a Delaware corporation (“Distributed Energy”) and a wholly-owned subsidiary of Proton, PES-1 Merger Sub, Inc., a Delaware corporation (“PES-1”) and a wholly-owned subsidiary of Distributed Energy, PES-2 Merger Sub, Inc., a Delaware corporation (“PES-2”) and a wholly-owned subsidiary of Distributed Energy, and Northern Power Systems, Inc., a Delaware corporation (“Northern”). Pursuant to the Contribution Agreement, PES-2 will merge with and into Proton (the “Proton Merger”) and PES-1 will merge with and into Northern (the “Northern Merger” and together with the Proton Merger, the “Mergers”). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Contribution Agreement and the exhibits thereto or in the letters delivered to Hale and Dorr LLP and Ropes & Gray LLP by Proton, Distributed Energy and Northern containing certain factual representations of Proton, Distributed Energy and Northern relevant to this opinion (the “Representation Letters”). All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”).

BOSTON     LONDON     MUNICH    NEW YORK     OXFORD     PRINCETON     RESTON    WALTHAN    WASHINGTON

Hale and Dorr LLP is a Massachusetts Limited Liability Partnership

Proton Energy Systems, Inc.

October 30, 2003

In our capacity as counsel to Proton and Distributed Energy in the Proton Merger, and for purposes of rendering this opinion, we have examined and relied upon the Contribution Agreement and the schedules and exhibits thereto, the Registration Statement, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

We have assumed that all parties to the Contribution Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Contribution Agreement and documents and that the Mergers will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Contribution Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Contribution Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein “to the knowledge and belief” (or similar qualification) of any person or party will be correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations.

The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Proton Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed after the Effective Time or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you of any developments (including changes that have retroactive effect) after the Effective Time in the application or interpretation of the income tax laws of the United States.

Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

This opinion addresses only the specific United States federal income tax consequences of the Proton Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Proton Merger or any other transaction (including any transaction undertaken in connection with the Proton Merger). We express no opinion regarding the tax consequences of the Proton Merger to stockholders of Proton that are subject to special tax rules (such as non-United States

Proton Energy Systems, Inc.

October 30, 2003

persons, financial institutions, tax-exempt organizations, mutual funds, insurance companies, brokers and dealers in securities or currencies, stockholders under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code, stockholders who acquired their shares pursuant to the exercise of employee stock options, employee stock purchase plans or otherwise as compensation, stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who hold their shares as part of an integrated investment, including a “straddle,” comprised of shares of Proton stock and one or more other positions). Further, we express no opinion regarding the tax consequences of the Proton Merger arising in connection with the ownership, exchange, or exercise of options or warrants to acquire Proton stock. This opinion assumes that stockholders hold their shares of Proton stock as capital assets within the meaning of Section 1221 of the Code.

Any inaccuracy in, or breach of, any of the representations or assumptions or any change in applicable law after the date hereof could affect our opinion.

On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that:

1. The exchange effectuated through the Proton Merger will be treated as an exchange within the meaning of Section 351 of the Code;

2. No gain or loss will be recognized by Distributed Energy or Proton as a result of the Proton Merger;

3. No gain or loss will be recognized by a Proton stockholder who exchanges shares of common stock of Proton (“Proton Shares”) solely for shares of common stock of Distributed Energy (“Distributed Energy Shares”) pursuant to the Proton Merger;

4. The aggregate tax basis of the Distributed Energy Shares received by a Proton stockholder as a result of the Proton Merger will be the same as the stockholder’s aggregate tax basis in the Proton Shares exchanged pursuant to the Proton Merger; and

5. The holding period of the Distributed Energy Shares received by a Proton stockholder as a result of the Proton Merger will include the period during which such stockholder held the Proton Shares exchanged therefor pursuant to the Proton Merger.

No opinion is expressed as to any federal income tax consequence of the Proton Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

Proton Energy Systems, Inc.

October 30, 2003

In rendering this opinion, we have assumed that Ropes & Gray LLP has delivered, and has not withdrawn, an opinion with respect to the Northern Merger that is substantially similar to this opinion.

This opinion is being delivered to you solely as an exhibit to the Registration Statement. This opinion is intended solely for the benefit of you and your shareholders and it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Proton Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/  HALE AND DORR LLP

HALE AND DORR LLP